UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:


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o   Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
o   Definitive Proxy Statement
(x)   Definitive Additional Materials
o   Soliciting Material Pursuant to 240.14a-12


Insured Municipal Income Fund Inc.

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(Name of Registrant as Specified In Its Charter)


Bulldog Investors General Partnership
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 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bulldog Investors General Partnership,
Park 80 West - Plaza Two, Saddle Brook, NJ 07663
(201) 556-0092 // Fax: (201)556-0097 // info@bulldoginvestors.com

June 23, 2008

Dear Preferred Shareholder of Insured Municipal Income Fund:

We are common shareholders of Insured Municipal Income Fund.
We know you are suffering from the failure of the preferred auctions and we have a solution. Our plan is to open-end the Fund.
That will get you liquidity since your shares will be redeemed at $25,000 per share plus accrued interest. Open-ending will also eliminate the trading discount for our common shares.
Thus, open-ending will benefit both the preferred and common shareholders.

The board says it has a better plan for you. Here it is:
	We will not permit the preferred or common shareholders to vote to open-end the Fund. We will get around to dealing with the illiquidity of the preferred shares whenever we feel like it. Until then, the preferred and common shareholders can sell their shares but only at a discount.

The directors say they are completely independent of UBS but each makes at least $135,000 per year by serving on many boards of funds managed by UBS, the Funds investment advisor and administrator. If the Fund open-ends, it will shrink and so will UBSs fees. How likely are the incumbent directors to bite the hand that feed them? Press reports like the attached article have criticized UBS for deceiving its own clients, i.e., investors like you, into buying auction preferred stock as an alternative to a money market investment. Ask yourself why not one director is willing to stand up to UBS and do the right thing. That says volumes about their claim of independence.

The plain truth is that if you want liquidity for your shares at their full value, you need to do it yourself by voting the enclosed Green proxy online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683. Alternatively, you can mail the GREEN proxy card in the enclosed envelope but please do it today.

Very truly yours,


Phillip Goldstein





Holders of Auction-Rate Debt Have Choices, but Few Solutions
By LIZ RAPPAPORT

June 12, 2008; Page D1

Following her broker's advice, Cecilia Walsh put her entire
$375,000 divorce settlement into auction-rate securities last
December, planning on using the money for her day-to-day needs.Yet before she ever withdrew a penny from the account, the auction-rate-debt market froze up, and Ms. Walsh, a 47-year-old actor in Delray Beach, Fla., was unable to withdraw any of her money. Her broker, UBS AG, gave her a margin loan secured by her account so that Ms. Walsh could pay her living expenses. But UBS later marked down the value of the securities in her account and has demanded that she repay part of the loan.
In the four months since auction-rate securities stopped trading normally, investors like Ms. Walsh have been taking out loans, selling their securities at big discounts, filing arbitration cases against their brokers, or simply waiting and hoping that the market will start functioning again. The one thing they haven't found is an easy way to get their money back.For decades, individuals and companies bought auction-rate debt from municipalities, charitable organizations, student lenders and closed-end mutual funds.
The securities had long-term maturities but functioned like a short-term investment, paying interest rates that were reset in weekly or monthly auctions conducted by Wall Street firms.
Brokerage firms and financial advisers pitched them to investors as a safe place to stash ones cash and collect a higher yield than a money-market fund offered, often tax-free. As a result, the $330 billion auction-rate securities market attracted many investors who were risk-averse or, like Ms. Walsh, knew they would need the money in the near future. But beginning in February, as the subprime-lending crisis spread to affect nearly all areas of the credit markets, auctions failed to attract sufficient bidders. Wall Street firms stopped supporting the market, causing it to freeze up and blindsiding thousands of small investors.In Ms. Walsh's case, UBS first marked down the value of her $375,000 account by about 26%, or $96,200, as of March 31, using proprietary models that in part compared these securities unfavorably to long-term bonds. Ms. Walsh took out the margin loan on April 2, amounting to $202,000, or about
73% of the new marked-down value of her securities. Within three weeks she got a margin call, meaning UBS wanted some of its money back because the auction-rate securities in Ms. Walsh's account had fallen further in value. She had to return $7,757 immediately. She received another margin-call notice last week after UBS marked down the value of her auction-rate securities to about $187,500, or 50% of their original value. Ms. Walsh says she has yet to receive details on how much money she owes."This has affected every area of my life,"
Ms. Walsh says. "It feels like a heist."Ms. Walsh has filed an arbitration claim against UBS through the Miami-based law firm
Dimond Kaplan & Rothstein, seeking the full value of her original investment, plus $1.125 million in punitive damages.
UBS declines to comment on individual accounts, but a spokeswoman said the firm is working with "a small number" of clients who have been affected by write-downs of student-loan auction-rate securities to help them meet their margin calls. According to the Financial
Industry Regulatory Authority, the securities industry's nongovernmental regulator, about 80 arbitration claims tied to auction-rate securities have been filed to date.
Ms. Walsh's portfolio of auction-rate securities was entirely student-loan backed. This $80 billion portion of the auction-rate market was hit particularly hard because the interest rates reset to very low levels -- in some cases to 0% -- when the auctions failed, leaving already troubled student-loan companies little incentive to refinance.
The interest rates on other types of auction-rate securities, such as those issued by mutual funds or municipalities, have generally fared better. When an auction fails, rates on these securities automatically reset to a set percentage above a benchmark rate or to a high fixed interest rate.Some investors who hold auction-rate securities have succeeded in dumping them, but have taken a big haircut. Thirty-three-year old attorney
Laranne Breagy, who lives in Durango, Colo., came into a $1.25 million windfall last fall but knew she would need quick access for a tax payment. The money came from the sale of stock in a start-up company, Momentum Energy Group Inc., she helped found.So Ms. Breagy opened a brokerage account with A.G. Edwards Inc. last September to park her cash and postpone the responsibility of handling so much new money until after tax season. On the advice of her broker, she says, she put her entire stash into auction-rate securities issued by mutual-fund companies. In February, they stopped trading, and her money was frozen. She took out a home-equity line of credit to pay her taxes, but wasn't sleeping or eating from the stress.
Ms. Breagy moved her securities from A.G. Edwards to an independent financial adviser, Laurie McRay, and her Houston-based firm, McRay Money Management. The firm helped her sell her auction-rate securities at a big discount on a secondary market called the Restricted Stock Trading Network.The network found a California-based hedge fund willing to purchase the entire batch at a discounted priceof 87 cents on the dollar, or a $162,000 loss on Ms.
Breagy's investment.
Ms. Breagy paid off her home-equity loan and says she can now sleep at night. She is considering filing an arbitration claim against A.G. Edwards for her losses, she says. A.G. Edwards declined to comment on an individual account. Some investors who don't need the cash are simply waiting it out, hoping the situation improves. In some case, they've been rewarded. Some large issuers of auction-rate securities, such as Nuveen Investments LLC, Eaton Vance Corp. and many municipalities have redeemed the securities, paying their investors in full. On Wednesday, Nuveen announced that its board approved plans to redeem another $1.56 billion of its auction-rate debt.
In all, about $80 billion, or nearly a quarter of the entire auction-rate securities market, has been redeemed.Jim Buchanan, a 72-year-old Texas-based retired Shell Chemicals Ltd. employee, is among those waiting it out. Mr. Buchanan had $150,000 in auction-rate securities issued by mutual-fund companies in two accounts with UBS. Fund company Calamos Holdings has redeemed $25,000 of the securities held by Mr. Buchanan. Now he's stuck in $125,000 of auction-rate securities issued by Pacific Investment Management Co. and Scudder Investments, which are paying him interest rates between 2.6% and 4.5%, similar to what he was receiving prior to the auctions' failures.
The value of Mr. Buchanan's securities has been marked down by UBS by about $2,000. Mr. Buchanan says the money is an emergency fund for him, and he can afford to wait and hope for a resolution. He doesn't blame his broker for putting him in the securities. "This is a lot bigger than she," says Mr. Buchanan about his auction-rate securities. "I'm willing to ride with it for a while and see how things go."

Write to Liz Rappaport at liz.rappaport@wsj.com1